Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-973-503-4533	+1-847-646-6299
	news@mdlz.com	ir@mdlz.com

Mondelēz International Completes Spin-Off

of Its North American Grocery Business

NORTHFIELD, Ill. – Oct. 1, 2012 – Mondelēz International, Inc. (NASDAQ: MDLZ), formerly Kraft Foods Inc., announced today that it has completed the previously announced spin-off of its North American grocery business, Kraft Foods Group, Inc. (NASDAQ: KRFT).

At 5 p.m. EDT on Oct. 1, 2012 (the “distribution date”), Mondelēz International completed the spin-off by distributing all outstanding shares of Kraft Foods Group common stock that it owned ratably to its shareholders of record as of the close of business on Sept. 19, 2012. The distribution was based on a distribution ratio of one share of Kraft Foods Group common stock for every three shares of Mondelēz International common stock.

Concurrent with the spin-off, Kraft Foods Inc. changed its name to Mondelēz International, Inc. Starting tomorrow, Oct. 2, 2012, Mondelēz International will trade on The NASDAQ Global Select Market under the ticker symbol “MDLZ,” and Kraft Foods Group will trade on The NASDAQ Global Select Market under the ticker symbol “KRFT.” The ticker symbol “KFT” has been retired.

Mondelēz International will file its separation agreements with Kraft Foods Group and certain pro forma financial information with the U.S. Securities and Exchange Commission (the “SEC”). Please visit www.mondelezinternational.com/investor for additional information regarding the spin-off, including links to filings with the SEC.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages. The company comprises the global snacking and food brands of the former Kraft Foods Inc. following the spin-off of its North American grocery operations in October 2012. Mondelēz International’s portfolio includes several billion-dollar brands such as Cadbury and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelēz International has annual revenue of approximately $36 billion and operations in more than 80 countries. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

# # #